Exhibit 10.16.3

CONSULTING AGREEMENT

This Consulting Agreement is made on December 18, 2016, but effective as of January 1, 2017 (the “Effective Date”), by The Taubman Company LLC, a Delaware limited liability company (“Company”), and David Joseph (“Consultant”).

In consideration of the agreements and representations in this Agreement, Company and Consultant agree as follows:

1.    Engagement. Effective on the Effective Date, Company will engage Consultant as a consultant, and Consultant agrees to hold himself available to personally render, at the request of Company, certain consulting services for Company as described herein, to the best of his ability, upon the terms and conditions set forth in this Agreement.

2.    Term.

(a)    This Agreement will start on the Effective Date and will end on August 31, 2017, unless it is terminated before that date as permitted by this Agreement.

(b)    This Agreement will terminate automatically (with no further action required by either party) upon the death or total and permanent disability of Consultant. A total and permanent disability will be determined by Company in its sole discretion.

(c)    This Agreement may be terminated at any time upon notice to Consultant by Company; provided, however, unless such termination is as a result of a default by Consultant, Company will remain obligated to pay any amounts which may be due to Consultant under this Agreement.

3.    Services.

(a)    Consultant will use his best efforts to provide strategic advice and assistance relating to the Company’s shopping centers, primarily the redevelopment of Beverly Center, all as requested by Company.

(b)    Consultant will invoice Company on a monthly basis for any approved expenses due hereunder, and Company will pay the invoice within thirty days after receipt.

4.    Compensation. In exchange for Consultant’s availability to provide the consulting services described herein (the “Services”), the performance of the Services, and the promises in this Agreement, Company will pay Consultant as follows: (i) the sum of $25,000 per month on the last day of the month and (ii) any other amount determined by Company in its sole and absolute discretion not to exceed $300,000. For sake of clarity, the maximum amount which may be owed to Consultant under this paragraph is $500,000. Consultant will neither be eligible for nor receive any employee benefits from Company.

5.    Independent Contractor.

(a)    The consulting relationship between Company and Consultant will be an independent contractor relationship, not an employment, agency, partnership, or joint venture relationship.

(b)    Consultant will have no authority to enter into contracts or agreements on behalf of Company without the advance permission of Company.

(c)    Company will determine the consulting services to be done by Consultant, but Consultant will determine the legal means by which the specified consulting services will be performed. Company seeks the benefits of Consultant’s efforts, but the conduct and control of those efforts are solely within Consultant’s discretion. Consultant will use his best efforts to perform the contracted-for consulting services under this Agreement in a diligent and professional manner in accordance with Company’s business requirements.

(d)    Consultant will be solely responsible for compliance with all tax and regulatory reporting requirements relating to the contracted-for consulting services performed under this Agreement.

(e)    To the extent required by law, Consultant will comply with the workers’ compensation law concerning his business. Company will have no responsibility to obtain and will not obtain workers’ compensation insurance on behalf of Consultant. Consultant will indemnify and hold Company harmless from any claims made against Company by Consultant for workers’ compensation benefits.

(f)    Consultant will comply with any applicable laws, rules, regulations, and ethical standards applicable to the performance of the contracted-for consulting services under this Agreement. Consultant will indemnify and hold Company harmless from and against any fines and costs resulting from any failure by Consultant to comply with any applicable laws, rules, regulations, and ethical standards.

(g)    So long as Consultant has not breached this Agreement, Company will indemnify and hold harmless Consultant from any claims or any causes of action arising out of or in connection with the good faith performance of Consultant’s consulting services under this Agreement, to the full extent provided by Company’s Articles of Incorporation and Bylaws.

6.    Non-Exclusive Relationship.

(a)    Consultant will be held out to the general community as being available for work and will be free to do so, as long as Consultant’s activities do not (i) interfere with Consultant’s obligations under this Agreement, including the non-competition obligation and (ii) violate or breach the terms or conditions of Consultant’s obligations under that certain Agreement of Separation and Release (the “Separation Agreement”), dated December 18, 2017, between Company and Consultant. This Agreement does not grant Company the exclusive right to Consultant’s services.

(b)    Consultant may provide to other persons or business entities services that are either similar or dissimilar to the consulting services that Consultant will render to Company under this Agreement as long as those services for other persons or business entities are permitted under paragraph 6(a) above.

7.    Confidential Information. Any and all technical data, sales data, data pertaining to anchors, tenants, clients, methods, processes, rents, profits, contracts, operating procedures, ground leases, development plans, and any other internal business information that is not available to the public and that pertains to the Taubman Entities, the facilities that they own or manage, their affiliates or related entities, their officers, their directors, or their shareholders constitute “Confidential Information.” Joseph hereby specifically represents that Joseph has not and will not publish or disclose to any third party any “Confidential Information” that Joseph may possess which was obtained while Joseph is providing services to The Taubman

Company LLC. Joseph will deliver to The Taubman Company LLC all documents and materials of any nature pertaining to Joseph’s work with the Taubman Entities and will not remove from the premises any documents, materials, or copies thereof, provided, however, that if Joseph discovers after accepting this Agreement that Joseph inadvertently retained any such documents, materials, or copies thereof, then Joseph will not be in violation of this paragraph by delivering to The Taubman Company LLC, as soon as practicable after the discovery, any such documents, materials, or copies thereof. The parties will interpret this paragraph in good faith and reasonably. Joseph will not be liable for disclosure of a company trade secret if the communication is made in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, Joseph will not be liable for disclosure of a company trade secret in a document connected to a lawsuit or other proceeding as long as documents are filed under seal. If Joseph were to file a lawsuit alleging retaliation for reporting a suspected legal violation, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding if all documents containing the trade secret are filed under seal or as directed by court order.

8.    Noncompetition Agreement

(a)    During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (i) engage in any business or activity with the Restricted Entities that is competitive with the actual or prospective business of the Taubman Entities; (ii) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of the common stock of any publicly traded company), or otherwise assist or be connected with (including, but not limited to, as an employee, consultant, advisor, agent, independent contractor, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise) any of the Restricted Entities, or any shopping center (in excess of 500,000 square feet of gross leaseable area, including anchor stores, that includes a fashion anchor), owned by any entity or person, that is located within ten (10) miles of any shopping center or land that the Taubman Entities or any of their affiliated or subsidiary entities owns, manages, or is developing, or any shopping center (in excess of 200,000 square feet of gross leaseable area, including anchor stores), owned by any entity or person, that is located within two (2) miles of any shopping center or land that the Taubman Entities or any of their affiliated or subsidiary entities owns, manages, or is developing; or (iii) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is affiliated with owned by, or connected in any way to any of the Restricted Entities. As used herein, “Restricted Entities” means and includes Simon Property Group, Inc., Westfield Group, The Macerich Company, General Growth Properties, Inc., and each of their affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), subsidiary(ies), consolidated businesses and joint ventures. For purposes of this paragraph, an entity is considered to be an affiliate or joint venture of a Restricted Entity only if the Restricted Entity manages or controls that affiliate or joint venture, directly or indirectly.

(b)    During the time period commencing on the Effective Date and continuing through and including December 31, 2021, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (i) attempt to acquire or invest in, or negotiate with respect to, any fee, leasehold or other interest in Beverly Center, located in Los Angeles California (“Beverly Center”), unless such interest is being offered by one or more of the Taubman Entities; or (ii) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is described in the foregoing clause 8(a).

(c)    The Parties have agreed that, regardless of any other restriction in this Agreement, Joseph may (i) perform services for Seritage Growth Properties within the radii described in paragraph 8(a)(i), so long as the services performed do not involve any shopping center that any of the Taubman Entitites or any of their affiliated or subsidiary entities owns, manages, or is developing and (ii) perform services for any private entity (meaning any entity that is not publically traded on a recognized securities exchange and is not managed or controlled by any such publically traded entity) so long as the services performed do not involve any shopping center described in paragraph 8(a).

9.    Nonsolicitation of Clients. During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization, call on, solicit, have contact with, or service any client, prospective client, consultant, strategic partner, funding source, or other business relation of the Taubman Entities in order to: (a) induce or attempt to induce such person or entity to cease doing business with, or reduce the amount of business conducted with, the Taubman Entities; or (b) in any way to interfere with the relationship between any such person or entity and the Taubman Entities. Nothing in this Paragraph 10 shall be construed to preclude Joseph from performing leasing services for individual retailers.

10.    Nonsolicitation of Employees. During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (a) induce or attempt to induce any employee or consultant of the Taubman Entities to leave the employ or services of any of the Taubman Entities, or in any way interfere with the relationship between any of the Taubman Entities and any employee or consultant thereof; or (b) hire, engage and/or contract with any person who was an employee of or consultant to any of the Taubman Entities at any time during the six (6) month period immediately prior to the date on which such hiring, engagement and/or contract would take place (it being conclusively presumed by the parties so as to avoid any disputes under this paragraph that any such hiring within such six (6) month period is in violation of clause (a) above).

11.    Return of Materials. Upon the termination of this Agreement or, at Company’s discretion, at any time before the termination of this Agreement, Consultant will promptly deliver to Company all documents and materials of any nature given to Consultant by Company pertaining to Consultant’s performance of consulting services for Company and will not remove from any of Company’s premises any documents, materials, or copies. If Consultant discovers after the termination of this Agreement that Consultant inadvertently retained any documents, materials, or copies, then Consultant will not be in violation of this paragraph by delivering to Company, as soon as practicable after the discovery, any documents, materials, or copies. The parties will interpret this paragraph in good faith and reasonably.

12.    Company’s Remedies Upon Violation.

(a)    If, in the judgment of the Company, Joseph, directly, or indirectly, violates, breaches, or challenges the enforceability of any term of this Agreement, the Taubman Company may immediately suspend any payments remaining due and owing to Joseph under this Agreement while it brings an action in an appropriate forum to resolve whether breach occurred. Joseph further agrees that if he is found to be in breach of this Agreement during those proceedings, he shall immediately forfeit any right to the receipt of any further amounts pursuant to this Agreement; and reimburse the Taubman Entities for any costs, fees, and expenses, including, but not limited to, actual attorneys’ fees, incurred by the Taubman Entities associated with enforcing this Agreement.

(b)    Company’s legal and contractual remedies for a violation by Consultant of paragraph 7, 8, 9, 10, or 11 will be inadequate. If there is a violation or threatened violation by Consultant of paragraph 7, 8, 9, 10, or 11, Company will be entitled to injunctive relief in addition to any other remedy that it may have.

13.    Expense Reimbursement. Company will reimburse Consultant for reasonable, necessary, authorized, and pre-approved business expenses incurred in the course of Consultant’s consulting services for Company. Consultant should obtain pre-approval for business expenses from William Taubman and should submit an invoice for expenses to William Taubman.

14.    Applicable Law. This Agreement is to be interpreted, construed, and applied in accordance with the law of the State of Michigan without regard to any choice of law rules under Michigan law.

15.    Venue; Waiver of Jury Trial. Consultant hereby waives and agrees to in the future waive and not assert any objection to venue and personal jurisdiction in any lawsuit arising out of or in any way related to this Agreement, that is filed in a state or federal court for Oakland County, Michigan, which the parties agree is the exclusive forum to file any lawsuit with respect to this Agreement. AS A SPECIFICALLY BARGAINED INDUCEMENT WITH RESPECT TO ENTRY INTO THIS AGREEMENT, AND HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL, JOSEPH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT.

16.    Severability. If any one or more than one of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal, or unenforceable in any respect, the rest of this Agreement will remain enforceable. This Agreement shall then be construed as if it never contained the invalid, illegal, or unenforceable provision.

17.    Waivers. The waiver by either party of a violation by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent violation. Any waiver of an obligation under this Agreement will only be valid if it is in writing and signed by an authorized representative of the waiving party.

18.    Notices. Any notice required by the Agreement to be given or made to a party must be in writing and delivered in person or sent by reputable overnight currier or sent certified, first class mail, return receipt requested, or equivalent, to the address of each party appearing below its signature. The address may be changed by notifying the other party, in writing, of the new address.

19.    Statutes of Limitation. Any claim by Consultant against Company must be brought within twelve months after the termination or expiration of this Agreement. Consultant waives any statutes of limitation to the contrary.

20.    Assignment. This Agreement contemplates personal services by Consultant, and Consultant cannot transfer or assign Consultant’s rights or obligations under this Agreement. Company cannot transfer or assign its rights or obligations under this Agreement.

21.    Conflicting Agreements. Consultant has no other contracts or agreements with or obligations to any other person or entity that might conflict with Consultant’s obligations under this Agreement.

21.    Entire Agreement. This Agreement constitutes the entire agreement between the parties. There are no other agreements, promises, conditions, or understandings, either written or oral, between Company and Consultant either with respect to the subject matter of this Agreement or modifying the terms of this Agreement, except for the Separation Agreement. Only a writing signed by Consultant and Company that specifically refers to and expressly changes this Agreement can modify the terms of this Agreement.

22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

23.    Separation Agreement.    Nothing in this Agreement shall affect, modify, waive or change any of the terms or conditions of the Separation Agreement. And any default by Consultant under this Agreement shall be deemed a default by Consultant under the Separation Agreement, and vice versa.

THE TAUBMAN COMPANY LLC

By:     /s/ Chris Heaphy              /s/ David Joseph
DAVID JOSEPH
Its:     EVP, General Counsel and Sec

Dated: December 18, 2016                Dated: December 16, 2016

Address:

200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304